Exhibit 5.1

David P. Scharf
Corporate Vice President,	Baxalta Incorporated
General Counsel and	One Baxter Parkway
Corporate Secretary	Deerfield, Illinois 60015-4633

June 23, 2015

Baxalta Incorporated

One Baxter Parkway

Deerfield, Illinois 60015

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

I am Corporate Vice President, General Counsel and Corporate Secretary of Baxalta Incorporated, a Delaware corporation (the “Company”), and have advised the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) relating to a total of 3,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon exercise of stock options or otherwise in connection with grants of equity-based awards under the Baxalta Incorporated 2015 Incentive Plan to be issued in connection with the distribution by Baxter International Inc. of approximately 80.5% of the outstanding shares of the Common Stock to shareholders of Baxter (the “Distribution”).

In this capacity, I, or attorneys under my supervision, have examined and relied upon such corporate and other records, instruments, certificates and documents as I have deemed necessary to render this opinion (including the written document constituting the Baxalta Incorporated 2015 Incentive Plan, the Registration Statement and the Company’s certificate of incorporation and bylaws as currently in effect and amendments thereto as contemplated to be in effect at the time of the Distribution).

Based on the foregoing and subject to the qualifications and limitations set forth herein, I am of the opinion that upon issuance and delivery pursuant to the terms and conditions set forth in the Registration Statement, the Common Stock will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Registration Statement. By giving such consent, I do not hereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ David P. Scharf
Name: David P. Scharf
Title: Corporate Vice President, General Counsel and Corporate Secretary